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                                                                     Exhibit 2.1

                             AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION

                                      OF

                                  EXO-WEB.COM


     For the purpose of forming this corporation under the laws of the State of Nevada, the undersigned incorporators hereby state:

                                 ARTICLE FIRST
                                     NAME

     The name of the corporation is:

                                  EXO-WEB.COM


                                ARTICLE SECOND
                             PURPOSES AND DURATION

The purposes for which the corporation is formed are:

     (a) To engage in any lawful business activity from time to time authorized or approved by the board of directors of this corporation;

     (b) To act as principal, agent, partner or joint venturer or in any other legal capacity in any transaction;

     (c)  To do business anywhere in the world; and

     (d) To have and exercise all rights and powers from time to time granted to a corporation by law.

     The above purpose clauses shall not be limited by reference to or inference from one another, but each purpose clause shall be construed as a separate statement conferring independent purposes and powers upon the corporation.

     The duration of this corporation shall be perpetual.
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                                 ARTICLE THIRD
                                   LOCATION

     The county in the State of Nevada where the principal office for the transaction of the business of the corporation is located is the County of Clark, and the address of the principal office is: 3890 South Swenson, Suite 1009 Las Vegas, Nevada, 89109.

                                ARTICLE FOURTH
                                   DIRECTORS

          The Directors are hereby granted the authority to do any act on behalf of the Corporation as may be allowed by law. Any action taken in good faith, shall be deemed appropriate and in each instance where the Business Corporation Act provides that the Directors may act in certain instances where the Articles of Incorporation so authorize, such action by the Directors, shall be deemed to exist in these Articles and the authority granted by said Act shall be imputed hereto without the same specifically having been enumerated herein.

     The Board of Directors may consist of from one (1) to nine (9) directors, as determined, from time to time, by the then existing Board of Directors.

                                 ARTICLE FIFTH
                  NAMES OF FIRST DIRECTORS AND INCORPORATORS

     The names and addresses of the persons who are appointed to act as first directors of the corporation, who are also the Incorporators, am

Joseph R. Laird, Jr.
3990 South Swenson, Suite 100
Las Vegas, Nevada 99109

Kenneth J. Fisher
3990 South Swenson, Suite 100
Las Vegas, Nevada 89109

Patricia J. Laird
3890 South Swenson Suite 100
Las Vegas, Nevada 89109

                                 ARTICLE SIXTH
                           AUTHORIZED CAPITAL STOCK

     The total authorized capital stock of the Corporation is 100,000,000 shares of Common Stock, with a par value of $0.001 (1 mil). All stock when issued shall be deemed fully paid and non-assessable. No cumulative voting, on any matter to which Stockholders shall be entitled to vote, shall be allowed for any purpose.
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     The authorized stock of this corporation may be issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall, from time to time, determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this Corporation.


                                ARTICLE SEVENTH
                               COMMON DIRECTORS

     As provide by Nevada Revised Statutes 78.140, without repeating the section in full here, the same is adopted and no contract or other transaction between this Corporation and any of its officers, agents or directors shall be deemed void or voidable solely for that reason. The balance of the provisions of the code section cited, as it now exists, allowing such transactions, is hereby incorporated into this Article as though more fully set-forth, and such Article shall be read and interpreted to provide the greatest latitude in its application.

                                ARTICLE EIGHTH
                                INDEMNIFICATION

     The corporation shall indemnify its directors and officers to the full extent permitted by Chapter 78 of the Nevada Revised now or hereafter in force, including without limitation NRS 78.7502 through 78.752. The Board of Directors may take such action as is necessary to carry out the indemnification and advancement of expenses contemplated by this Article. The Board of Directors is expressly empowered to adopt, approve, and amend from time to time such Bylaws, resolutions, contracts, or further indemnification and expense advancement arrangements as may be permitted by law, implementing these provisions. Such Bylaws, resolutions, contracts or further arrangements shall include but not be limited to implementing the manner in which determinations as to any indemnity or advancement of expenses shall be made.

                                 ARTICLE NINTH
                    ELECTION REGARDING NRS 78.378 - 78.3793

     This corporation hereby elects to be governed by the provisions of NRS
78.378 through and including 78.3793 ("Acquisition of Controlling Interest Statutes"), and the corporation is hereby deemed to be an "Issuing Corporation" as defined in NRS 78.3788, and the Acquisition of Controlling Interest Statutes shall apply to the corporation regardless of whether the corporation satisfies the definition of "Issuing Corporation" contained in NRS 78.3788.